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                        The JPM COMPANY'S SHAREHOLDERS               Exhibit 99
                        APPROVE DENRON MERGER WITH JPM
                TO ISSUE 791,000 SHARES TO DENRON SHAREHOLDERS


        Lewisburg, PA, June 4, 1997 -- The JPM Company's (NASDQ/NMS: JPMX) and shareholders at a special meeting today at the Company's offices approved the plan to merge JPM and Denron, Inc., a private company based in San Jose, California, which manufactures products similar to JPM, in a transaction which is to be accounted for as a pooling of interests.

        Under the terms of the agreement, Denron's shareholders will receive approximately 791,000 shares of JPM common stock which represents an approximate market value of $23 million on June 4. The final transaction should be consummated today, June 4, 1997 with the formal exchange of shares.

        John H. Mathias, JPM's Chairman and CEO, said, "This merger greatly strengthens our ability to service current and new client customers on the West Coast. Even prior to the shareholder approval, the two companies have been working closely together on joint marketing programs which are being well received by our mutual customer base.

        Denron is an ISO registered manufacturer of cable assemblies and wire harnesses with principal operations in San Jose, California and manufacturing support in China and Southeast Asia. Like JPM, it sells primarily to leading original equipment manufacturers in the computer, networking and telecommunications markets. Denron's sales for its fiscal year, ended March 31, 1996 were $26 million, while JPM's sales for its latest fiscal year, ended September 30, 1996 were $60 million. For its first six months of fiscal 1997, ended March 31, JPM's sales were approximately $43.3 million.

        JPM is a leading independent manufacturer of cable assemblies and wire harnesses for OEMs in the computer, networking and telecommunications sectors of the electronics industry. For information contact: William D. Baker at (717) 524-8200 or Win Neilson at (717) 671-0929. Headquartered in Lewisburg, PA, JPM also has manufacturing facilities in Beaver Springs, PA, San Jose, CA, Winnsboro, SC and Guadalajara, Mexico.